Exhibit 99.07

FORM OF

CADENCE DESIGN SYSTEMS, INC.

NONSTATUTORY STOCK OPTION AGREEMENT

OMNIBUS EQUITY INCENTIVE PLAN (“PLAN”)

Cadence Design Systems, Inc. (the “Company”), pursuant to the Plan, hereby grants you an option (your “Option”) to purchase the number of shares of the Company’s Common Stock set forth below on the terms set forth in this Nonstatutory Stock Option Agreement (“Option Agreement”) and the Nonstatutory Stock Option Terms (“Option Terms”), including any country-specific terms and conditions contained in the appendix (“Appendix”) attached thereto (collectively, the Option Agreement, the Option Terms and the Appendix are referred to herein as this “Agreement”); provided, however, that in the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall prevail; and provided, further, that that to the extent any written employment agreement, termination and release agreement or other similar agreement between you and the Company that has been approved by the Board (as defined below) (collectively, the “Written Agreements”) contain more favorable vesting and/or exercisability terms, then the terms of the Written Agreements shall supersede the terms of this Option. Your Option is also subject to the terms and conditions set forth in the Plan and the Notice of Exercise located on the Employee Stock Services Website (located at http://ess.cadence.com).

Optionholder:

ID Number:

Nonstatutory Stock Option Grant Number:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price Per Share:

Expiration Date:

Vesting Schedule:	Provided that you maintain your Continuous Status as an Employee or Consultant, your Option shall vest as follows:

Payment:

By one or a combination of the following (described in the Option Terms):

By cash or check

Pursuant to a Regulation T Program or other “cashless” exercise program (unless otherwise provided in the Appendix)

Acceptance: If you do not notify the Company to the contrary within 30 days of the date of this Agreement noted below, you will be deemed to have (i) received a copy of, and reviewed the terms and conditions contained in this Agreement, the Plan and the Notice of Exercise, (ii) accepted your Option, including the terms and conditions set forth in these documents, and (iii) agreed that as of the Date of Grant, these documents set forth the entire understanding between you and the Company regarding your Option.

Rejection: If you do not wish to accept your Option, including the terms and conditions of this Agreement, you must notify the Company via e-mail to         @cadence.com within 30 days after the date of this Agreement noted below. Within two business days after your email, you will receive a return e-mail from Stock Administration confirming your rejection of your Option. If a confirmation is not received within two business days, call                       . You must ensure that you receive confirmation of your rejection, or you will be deemed to have accepted your Option and the terms and conditions of this Agreement. By notifying the Company that you do not accept your Option, you will be electing to refuse the grant and your Option grant will be cancelled without any liability to you.

CADENCE DESIGN SYSTEMS, INC.

By:

Date:

CADENCE DESIGN SYSTEMS, INC.

NONSTATUTORY STOCK OPTION TERMS

INITIAL AND SUBSEQUENT GRANTS

Omnibus Equity Incentive Plan

Pursuant to your Nonstatutory Stock Option Agreement (“Option Agreement”) and these Nonstatutory Stock Option Terms (“Option Terms”), including the country-specific terms and conditions contained in the appendix (the “Appendix”) attached hereto (collectively, this “Agreement”), CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the “Company”) has granted you an option (your “Option”) under its Omnibus Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock (“Shares”) indicated in your Option Agreement at the exercise price indicated in your Option Agreement. The Plan is incorporated herein by reference. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the meaning ascribed to such terms in the Plan.

The details of your Option are as follows:

1. Nature of Your Option. Your Option is a nonstatutory stock option and is not intended to qualify as an incentive stock option as defined in Section 422 of the Code.

2. Exercise of Option. Your Option shall be exercisable during its term in accordance with this Agreement and the Plan as follows:

a. Vesting; Right to Exercise. Subject to the limitations contained herein, your Option will vest and be exercisable as provided in this Agreement.

i. Your Option may not be exercised for a fraction of a Share.

ii. In the event of your death, disability or other termination of your Continuous Status as an Employee or Consultant as an Employee or Consultant, the exercisability of your Option is governed by the Plan and Sections 5, 6 and 7 below.

iii. If your Continuous Status as an Employee or Consultant as an Employee or Consultant is not considered interrupted in the case of a leave of absence, then unless otherwise designated by the Company or required by law, the period of the leave of absence shall not be treated as service for the purpose of vesting (that is, the Shares shall not vest during the period of the leave of absence but your Option shall remain exercisable to the extent that the Shares were vested at the time that the leave of absence commenced).

b. Method of Exercise. Your Option shall be exercisable in accordance with the procedures set forth on the Company’s Employee Stock Services website located at: http://ess.cadence.com.

c. Withholding Taxes. Regardless of any action the Company or your employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or your employer. You further acknowledge that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Option, including, but not limited to, the grant, vesting or exercise of your Option, the subsequent sale of Shares acquired pursuant to such exercise or the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you agree to pay or make adequate arrangements satisfactory to the Company and/or your employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or your employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from wages or other cash compensation paid to you by the Company and/or your employer; or (ii) withholding from proceeds of the sale of Shares acquired at exercise of your Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization).

Depending on the method of withholding, the Company and/or your employer may withhold or account for Tax-Related Items by considering maximum or minimum applicable rates. If withholding is performed from proceeds from the sale of Shares acquired upon exercise of your Option, the Company may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case you will receive a cash refund of any over-withheld amount not remitted to applicable tax authorities on your behalf and you will have no entitlement to receive the equivalent amount in Shares.

Finally, you agree to pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

3. Method of Payment. Payment of the exercise price shall be made as follows: (i) by cash or check; (ii) by delivery of an irrevocable written commitment from a broker-dealer approved by the Company to deliver the exercise price directly to the Company upon receipt of the Shares or, in the case of a margin loan, upon receipt of a copy of the notice of exercise of your Option, or in the case of a “same day sale” program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of the Shares, results in the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds; or (iii) by a combination of the methods of payment permitted by (i) through (ii) above.

4. Restrictions on Exercise. Your Option may not be exercised unless such exercise, the issuance of the Shares upon such exercise and the method of payment of consideration for the Shares are in compliance with (i) the Securities Act; (ii) all applicable state and foreign securities laws; (iii) all other applicable federal, state and foreign laws and regulations; and (iv) the rules of any stock exchange or national market system upon which the Shares may then be listed, as such laws, regulations and rules are in effect on the date of exercise. As a condition to the exercise of your Option, the Company may require you to make any representation and warranty to the Company as may be required by any applicable law or regulation.

5. Termination of Continuous Status as an Employee or Consultant. If your Continuous Status as an Employee or Consultant is terminated for any reason other than your death or disability (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services, or the terms of your employment or service agreement, if any), you may, but only within three (3) months after the date you cease to be an Employee or Consultant, exercise your Option to the extent that you were entitled to exercise it on the date of such termination. To the extent that you were not entitled to exercise your Option on the date of such termination, or if you do not exercise your Option within the time specified herein, your Option shall terminate. If during any part of such three (3) month period you may not exercise your Option solely because of the conditions set forth in Section 4 above, then your Option will not expire until the earlier of the Expiration Date set forth in this Agreement or until your Option shall have been exercisable for an aggregate period of three (3) months after your termination of Continuous Status as an Employee or Consultant. Subject to Section 9 hereof, if your Continuous Status as an Employee or Consultant is terminated during a Company “blackout” period when trading in Company stock is prohibited, then the three (3) month period after your termination of Continuous Status as an Employee or Consultant shall be extended by the period of time that you were unable to trade in the Company’s stock after you ceased to be an Employee or Consultant. For purposes of your Option, your Continuous Status as an Employee or Consultant is considered terminated effective as of the date that your status as an Employee or Consultant terminates, with such date being as of the end of any notice period mandated under the employment laws in the jurisdiction where you are employed or providing services, or the terms of your employment or service agreement (if applicable). The Board shall have the exclusive discretion to determine when your Continuous Status as an Employee or Consultant terminates for purposes of your Option.

6. Death of Optionholder. Subject to Section 9 hereof, in the event of your death during the term of your Option and while an Employee or Consultant and having been in Continuous Status as an Employee or Consultant since the Date of Grant, your Option may be exercised, at any time within twelve (12) months following the date of death, by your estate or by a person who acquired the right to exercise your Option by bequest or inheritance. To the extent that you were not entitled to exercise your Option on such date, or if your Option is not exercised within the time specified herein, your Option shall terminate.

7. Disability of Optionholder. Subject to Section 9 hereof, in the event of your disability during the term of your Option and while an Employee or Consultant and having been in Continuous Status as an Employee or Consultant since the Date of Grant, your Option may be exercised, at any time within twelve (12) months following the date you cease to be an Employee or Consultant, by you to the extent that you were entitled to exercise it at the date that you cease to be an Employee or Consultant. To the extent that you were not entitled to exercise your Option on such date, or if you do not exercise your Option within the time specified herein, your Option shall terminate.

8. Non-Transferability of Option. Your Option may not be transferred in any manner otherwise than by will or by the laws of descent and distribution and may be exercised during your lifetime only by you. The terms of your Option shall be binding upon your executors, administrators, heirs, successors and assigns.

9. Term of Option. Notwithstanding any provision hereof to the contrary, your Option may not be exercised after the date that is seven (7) years after the Date of Grant (the “Expiration Date”), as set forth in this Agreement.

10. No Rights to Continued Employment or Service. Nothing in the Plan or this Agreement shall confer upon you any right to continue in the employ of the Company or any of its Affiliates (or to continue acting as a Consultant) or shall affect the right of the Company or its Affiliates to terminate your employment or the right to terminate your relationship as a Consultant pursuant to the terms of your consultant agreement with the Company or its Affiliates.

11. Clawback Policy. You hereby acknowledge and agree that this Option is subject to the Company’s Clawback Policy as in effect on the date hereof and as may be amended from time to time and the terms and conditions of which are hereby incorporated by reference into this Agreement. You also acknowledge that such Clawback Policy has been provided or made available to you.

12. Nature of Grant. In accepting your Option, you acknowledge, understand and agree that:

a. the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

b. the grant of your Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

c. all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

d. you are voluntarily participating in the Plan;

e. your Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

f. your Option and any Shares acquired under the Plan, and the income and value of the same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

g. your Option grant and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company, your employer or any Affiliate;

h. the future value of the Shares underlying your Option is unknown and cannot be predicted with certainty;

i. if the underlying Shares do not increase in value, your Option will have no value;

j. if you exercise your Option and acquire Shares, the value of such Shares may increase or decrease in value, even below the exercise price;

k. unless otherwise provided in the Plan or by the Company in its discretion, your Option and the benefits evidenced by this Agreement do not create any entitlement to have your Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

l. if you reside outside the United States, in addition to subsections (a) through (k) above, the following additional provisions shall also apply:

i. your Option and the Shares subject to your Option, and the income and value from same, are not part of your normal or expected compensation or salary for any purpose;

ii. none of the Company, your employer, or any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States dollar that may affect the value of your Option or of any amounts due to you pursuant to the exercise of your Option or the subsequent sale of any Shares acquired upon exercise; and

iii. no claim or entitlement to compensation or damages shall arise from forfeiture of your Option resulting from the termination of your Continuous Status as an Employee or Consultant (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services, or the terms of your employment or service agreement, if any), and in consideration of the grant of your Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, your employer, or any Affiliate, waive your ability, if any, to bring any such claim, and releases the Company, your employer and any Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

13. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14. Data Privacy. This Section 14 applies if you reside outside of the United States:

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option grant materials (“Data”) by and among, as applicable, your employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Data may include certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor.

You understand that Data will be transferred to E*TRADE Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.

You authorize the Company, the Designated Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you resides outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your status as a an Employee or Consultant and career with your employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you options or other awards, or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, upon request of the Company or your employer, you agree to provide an executed data privacy consent form to your employer or the Company (or any other agreements or consents that may be required by your employer or the Company) that the Company and/or your employer may deem necessary to obtain under the data privacy laws in your country, either now or in the future. You understand that you will not be able to participate in the Plan if you fail to execute any such consent or agreement.

15. Governing Law and Venue. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. Language. If you have received this Agreement, or any other document related to your Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

18. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19. Appendix. Your Option shall be subject to any special provisions set forth in the Appendix for your country, if any. If you relocate to one of the countries included in the Appendix during the life of your Option, the special provisions for such country shall apply to you to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

20. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your Option and the Shares purchased upon exercise of your Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21. Insider Trading. By participating in the Plan, you agree to comply with the Company’s policy on insider trading (to the extent that it is applicable to you). Further, you acknowledge that your country of residence may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on your ability to participate in the Plan (e.g., acquiring or selling Shares) and that you are solely responsible for complying with such laws or regulations.

22. Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other optionholder.

ACCEPTANCE

By accepting your Option, you represent that you are familiar with the terms and provisions of the Plan and accept your Option subject to all of the terms and provisions thereof. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan.

APPENDIX

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern your Option if you work and/or reside in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently working (or are considered as such for local law purposes), or if you transfer employment or residency to a different country after your Option is granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to you.

Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Option Agreement and/or the Option Terms.

NOTIFICATIONS

This Appendix also includes notifications regarding certain other issues of which you should be aware with respect to your participation in the Plan. These notifications are based on the securities, exchange control and other laws in effect in the respective countries as of April 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the notifications contained in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out-of-date at the time you exercise your Option or sell any Shares acquired upon such exercise.

In addition, the notifications contained in this Appendix are general in nature and may not apply to your particular situation and, as a result, the Company is not in a position to assure you of any particular result. Accordingly, you are strongly advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your individual situation.

If you are a citizen or resident of a country other than the one in which you are currently working (or are considered as such for local law purposes), or if you relocate to a different country after your Option is granted, the notifications contained in this Appendix may not be applicable to you in the same manner.

BRAZIL

TERMS AND CONDITIONS

Compliance with Law. By accepting your Option, you agree to comply with applicable Brazilian laws and acknowledge that you are responsible for paying any and all applicable Tax-Related Items associated with your participation in the Plan.

NOTIFICATIONS

Exchange Control Information. In order to remit funds out of Brazil for purposes of exercising your Option, you should remit such funds to the United States through a Brazilian commercial bank. The Brazilian commercial bank handling the transaction may request information about the nature of the remittance and may require you to provide supporting documentation to the bank in support of the request.

The foregoing requirements will not apply to you if you exercise your Option using a cashless method of exercise.

Foreign Asset Reporting. A Brazilian resident is required to submit annually a declaration of assets and rights (including Shares acquired under the Plan) held outside of Brazil if the aggregate value of such assets exceeds a threshold amount that is established annually by the Central Bank. You are advised to consult with your personal legal advisor to determine whether you will be subject to this reporting requirement.

CANADA

TERMS AND CONDITIONS

Manner of Exercising Option. Notwithstanding Section 8(b) of the Plan, you are prohibited from tendering Shares that you already own or attesting to the ownership of Shares to pay the exercise price or any Tax-Related Items in connection with your Option.

The following terms and conditions are applicable to residents of Quebec:

Data Privacy Notice and Consent. This provision supplements Section 14 of the Option Terms:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, its Affiliates and the plan administrator to disclose and discuss the Plan with their respective advisors, including the Designated Broker. You further authorize the Company and its Affiliates to record such information and to keep such information in your employee file.

English Language Provision. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

NOTIFICATIONS

Securities Law Notice. The sale or other disposal of Shares acquired through the Plan should take place through the Designated Broker outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the Nasdaq Global Select Market).

Foreign Assets Reporting. Foreign property must be reported on form T1135 (Foreign Income Verification Statement) if the total fair market value of such foreign property exceeds C$100,000 at any time during the year. Foreign property includes any Shares acquired under the Plan and may also include unvested portions of your Option. The form T1135 is required for every year during which your foreign property exceeds C$100,000 and must be filed at the same time you file your annual tax return. You should speak with your personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.

CHINA

Method of Exercise. Due to regulatory requirements, you will be restricted to the cashless sell-all method of exercise with respect to your Option. To complete a cashless sell-all exercise, you understand that you need to instruct the Designated Broker to immediately sell all of the Shares issued upon exercise of your Option and use the proceeds to pay the exercise price, brokerage fees and any applicable Tax-Related Items. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit a cash exercise or cashless sell-to-cover exercise.

Termination of Continuous Status as an Employee or Consultant. Further, notwithstanding any terms or conditions of the Plan or this Option Agreement to the contrary, you understand and agree that upon termination of your Continuous Status as an Employee or Consultant for any reason, including death or disability, you will be permitted to exercise your Option for the shorter of (i) the post-termination exercise period (if any) set forth in this Agreement, and (ii) six (6) months following the date of termination of your Continuous Status as an Employee or Consultant, or within any other such time frame as may be required by the State Administration of Foreign Exchange, provided that in no event will you be permitted to exercise your Option after the Expiration Date.

Exchange Control Notification. You understand and agree that, pursuant to local exchange control requirements, you will be required to immediately repatriate the proceeds from the sale of Shares acquired upon exercise of your Option to China. You understand that such repatriation of your cash proceeds will need to be effected through a special exchange control account established by the Company or an Affiliate and you hereby consent and agree that any proceeds from the sale of any Shares you acquire may be transferred to such special account prior to being delivered to you. Proceeds may be paid in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, you understand that you may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Company is under no obligation to secure any currency conversion rate, and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You acknowledge and agree that you bear the risk of any currency conversion rate between the date that your Option is exercised and the date that the proceeds are converted into local currency. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FINLAND

There are no country-specific provisions.

GERMANY

NOTIFICATIONS

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

HONG KONG

TERMS AND CONDITIONS

Sale Restriction. To facilitate compliance with securities laws in Hong Kong, in the event that your Option, or a portion thereof, vests and become exercisable within six (6) months of the Date of Grant, you agree not to sell the Shares issued upon exercise of your Option (including by means of a cashless exercise) prior to the six-month anniversary of the Date of Grant.

NOTIFICATIONS

Securities Law Notice. WARNING: Your Option and any Shares acquired upon exercise of your Option do not constitute a public offering of securities under Hong Kong law and are available only eligible Employees and Consultants. This Agreement, including this Appendix, the Plan and any other incidental communication materials that may be distributed to you in connection with your Option (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for your personal use and may not be distributed to any other person. If you are in any doubt about any of the contents of this Agreement, the Plan or any other incidental communication materials distributed to you in connection with your Option, you are advised to obtain independent professional advice.

HUNGARY

There are no country-specific provisions.

INDIA

TERMS AND CONDITIONS

Method of Exercise. This provision supplements Section 3 of the Option Terms:

Due to legal restrictions in India, you understand and agree that you will not be permitted to pay the exercise price by means of a broker-assisted partial cashless exercise such that a certain number of Shares subject to your exercised Option are sold immediately upon exercise and the proceeds of the sale remitted to the Company to cover the aggregate exercise price and any Tax-Related Items. The Company reserves the right to provide you with this method of payment in the future depending on the development of local law.

NOTIFICATIONS

Exchange Control Information. Proceeds from the sale of Shares and any dividends received in relation to the Shares must be repatriated to India within ninety (90) days after receipt. You should maintain any foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or your employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.

Foreign Account and Asset Reporting. Foreign bank accounts and any foreign financial assets (including Shares held outside India) must be declared by Indian taxpayers in their annual tax return. You are responsible for complying with this reporting obligation to the extent applicable and should confer with your personal legal advisor in this regard.

IRELAND

NOTIFICATIONS

Director Notification Obligation. If you are a director, shadow director or secretary of the Company’s Irish Affiliate, you must notify the Irish Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., options, Shares, etc.), or within five business days of (i) becoming aware of the event giving rise to the notification requirement or, (ii) becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

ISRAEL

TERMS AND CONDITIONS

Method of Exercise. Due to tax regulations in Israel, you will be restricted to the cashless sell-all method of exercise with respect to your Option. To complete a cashless sell-all exercise, you understand that you should instruct the Designated Broker to: (i) sell all of the Shares issued upon exercise of your Option; (ii) use the proceeds to pay the exercise price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to you. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit a cash exercise or cashless sell-to-cover exercise.

ITALY

TERMS AND CONDITIONS

Method of Exercise. Due to regulatory requirements, you will be restricted to the cashless sell-all method of exercise with respect to your Option. To complete a cashless sell-all exercise, you understand that you should instruct the Designated Broker to: (i) sell all of the Shares issued upon exercise of your Option; (ii) use the proceeds to pay the exercise price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to you. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit a cash exercise or cashless sell-to-cover exercise.

Data Privacy Notice. This provision replaces Section 14 of this Agreement:

You understand that the Company and its Affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Affiliate, details of all options or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”). You understand that the Company and your employer will process Data for the exclusive purpose of managing and administering your participation the Plan and complying with applicable laws, regulations and European Union Community legislation.

You understand that providing the Company with Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that your denial to provide Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. You understand that Data will not be publicized, but it may be accessible by your employer as the Privacy Representative of the Company and within your employer’s organization by its internal and external personnel in charge of processing, and by E*TRADE Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future (the “Designated Broker”). The updated list of Processors and of the subjects to which Data are communicated will remain available upon request from your employer. Furthermore, Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. You understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws.

You further understands that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company and its Affiliates may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Data to the Designated Broker or other third party with whom you may elect to deposit any Shares acquired under the Plan or any proceeds from the sale of such Shares. Such recipients may receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.

Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete your Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to section 7 of the Legislative Decree no. 196/2003, you has the right at any moment to, including, but not limited to, obtain confirmation that Data exists or not, access, verify its contents, origin and accuracy, delete, update, integrate, correct, block or stop, for legitimate reason, the Data processing. To exercise privacy rights, you should contact your employer. Furthermore, you are aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your human resources department.

Plan Document Acknowledgment. In accepting your Option, you acknowledge that a copy of the Plan was made available to you and that you have reviewed the Plan, this Agreement, the Option Terms and this Appendix, in their entirety and fully understand and accept all provisions of these documents accordingly.

You further acknowledge that you have read and specifically and expressly approve the following provisions of the Option Terms: Exercise of Option, Withholding Taxes, Termination of Continuous Status as an Employee or Consultant, Term of Option, No Rights to Continued Employment or Service, Nature of Grant, Governing Law and Venue; Language; Appendix; Imposition of Other Requirements, and the Data Privacy Notice in this Appendix for Italy.

NOTIFICATIONS

Exchange Control Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

JAPAN

NOTIFICATIONS

Exchange Control Information. If you acquire Shares valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the Shares.

In addition, if you pay more than ¥30,000,000 in a single transaction for the purchase of Shares when you exercise your Option, you must file a Payment Report with the Ministry of Finance through the Bank of Japan within 20 days of the date that the payment is made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

Please note that a Payment Report is required independently from a Securities Acquisition Report; therefore, you must file both a Payment Report and a Securities Acquisition Report if the total amount that you pay in a single transaction for exercising your Option and purchasing Shares exceeds ¥100,000,000.

Foreign Assets Reporting. Japanese residents are required to report details of any assets held outside of Japan as of December 31, including Shares acquired under the Plan, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 each year. You are responsible for complying with this reporting obligation if applicable to you and should consult your personal tax advisor in this regard.

NETHERLANDS

NOTIFICATIONS

RUSSIA

TERMS AND CONDITIONS

U.S. Transaction and Sale Restrictions. You understand that acceptance of the grant of your Option results in a contract between you and the Company completed in the United States and that the Agreement is governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. Upon exercise of your Option, any Shares to be issued to you shall be delivered to you through a brokerage account in the United States and in no event will such Shares be delivered to you in Russia. Finally, you acknowledge that you are not permitted to sell or otherwise transfer Shares directly to other individuals in Russia, nor are you permitted to bring any certificates representing the Shares into Russia (if such certificates are actually issued).

NOTIFICATIONS

Securities Law Notification. This Appendix, the Agreement, the Plan and all other materials that you may receive in connection with your Option do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Exchange Control Information. Under current exchange control regulations, within a reasonably short time after sale of the Shares acquired under the Plan or receipt of dividends on such Shares, you must repatriate the cash proceeds to Russia. Such proceeds must be initially credited to you through a foreign currency account at an authorized bank in Russia. After the proceeds are initially received in Russia, they may be further remitted to foreign banks subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; and (iii) the Russian tax authorities must be given notice about the opening/closing of each foreign account within one month of the account opening/closing. You are encouraged to contact your personal advisor before remitting proceeds from your participation in the Plan to Russia as exchange control requirements may change.

Labor Law Information. If you continue to hold Shares acquired under the Plan after an involuntary termination of your employment, you may not be eligible to receive unemployment benefits in Russia.

Anti-Corruption Law. Certain individuals who hold public office in Russia, as well as their spouses and dependent children are prohibited from opening or maintaining foreign brokerage or bank accounts and holding any securities in a foreign company (including Shares acquired under the Plan). You are strongly advised to consult with your personal legal advisor to determine whether this law applies to you.

SINGAPORE

NOTIFICATIONS

Securities Law Information. The grant of your Option is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Your Option is subject to section 257 of the SFA and, as such, you will not be able to sell, or offer to sell, any Shares directly to any person or entity in Singapore unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA. The requirements of the SFA likely will not apply, provided that the sale or other disposal of Shares acquired under the Plan takes place through the Designated Broker outside of Singapore through the facilities of a stock exchange on which the Shares are listed (i.e., the Nasdaq Global Select Market).

Director Notification Obligation. If you are a director, associate director or shadow director of the Company’s Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Affiliate in writing when you receive an interest (e.g., options or Shares) in the Company or any Affiliate. In addition, you must notify the Company’s Singapore Affiliate when you sell Shares or shares of any Affiliate (including when you sells Shares issued upon vesting and settlement of the Option). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any Affiliate. In addition, a notification of your interests in the Company or any Affiliate must be made within two days of you becoming a director.

SOUTH KOREA

NOTIFICATIONS

Exchange Control Information. If you remit funds out of Korea to purchase Shares under the Plan, the remittance must be “confirmed” by a foreign exchange bank in Korea. This is an automatic procedure, i.e., the bank does not need to “approve” the remittance, and it should take no more than a single day to process. You likely will need to present to the bank processing the transaction the following supporting documents evidencing the nature of the remittance: (i) this Agreement; (ii) the Plan; and (iii) your certificate of employment. This confirmation is not necessary for cashless exercises since there is no remittance out of Korea.

In addition, if you realize US$500,000 or more from the sale of Shares in a single transaction, Korean exchange laws require you to repatriate the proceeds to Korea within eighteen (18) months of the sale.

Foreign Assets Reporting. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). You should consult with your personal tax advisor to determine your personal reporting obligations.

SWEDEN

There are no country-specific provisions.

TAIWAN

NOTIFICATIONS

Securities Law Information. The offer of participation in the Plan is available only for eligible Employees and Consultants. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the sale of Shares) up to US$5,000,000 per year without justification. If the transaction amount is TWD$500,000 or more in a single transaction, you are required to submit a foreign exchange transaction form and if the transaction amount is US$500,000 or more in a single transaction, you may be required to provide supporting documentation to the satisfaction of the remitting bank. You are personally responsible for complying with exchange control restrictions in Taiwan.

UNITED KINGDOM

TERMS AND CONDITIONS

Tax Withholding. This provision supplements Section 2(c) of the Option Terms:

You agree that the Company and/or your employer may calculate your liability for Tax-Related Items be withheld and accounted for by reference to maximum applicable rates, without prejudice to any right that you may have to recover any overpayment from Her Majesty’s Revenue and Customs (“HMRC”).

Your employer will make a payment on account for your income tax liability. If you do not reimburse your employer for the amount of such payment on account (through withholding or other payment) within ninety (90) days of the end of the U.K. financial year (April 6 to April 5) in which such liability arises or such other period specified in the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax liability shall constitute a loan owed by you to your employer, effective as of the Due Date. You agree that the loan will bear interest at the then-current Official Rate of HMRC, it shall be immediately due and repayable, and the Company or your employer may recover it at any time by any of the means set forth in the Option Terms.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you shall not be eligible for such a loan and the amount of any income tax not collected by the Due Date may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or your employer (as appropriate) for the value of any NICs due on this additional benefit, which may be recovered from you by the Company or your employer at any time thereafter by any of the means referred to in the Option Terms.

UNITED STATES OF AMERICA

TERMS AND CONDITIONS

Non-Transferability of Option. This provision supplements Section 8 of the Option Terms:

If you reside in and subject to the laws of the United States, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option by delivering written notice to the Company, in a form satisfactory to the Company.